EXHIBIT 8.1

[Letterhead of Morrison & Foerster LLP]
[●], 2013

Managed Emerging Markets Trust
c/o Artivest Advisors LLC
155 Wooster Street, Suite 8R
New York, NY  10012

Re:	Managed Emerging Markets Trust – Registration Statement on Form S-1

We have acted as special U.S. tax counsel to Artivest Advisors LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, of a registration statement on Form S-1 (Registration No. 333-182772, the “Registration Statement”). The Registration Statement relates to the continuous offering of shares (the “Shares”) representing fractional undivided beneficial interests in Managed Emerging Markets Trust (the “Trust”), a Delaware statutory trust governed by the trust agreement (the “Trust Agreement”), dated as of [●], 2013, among the Sponsor, The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), and Wilmington Trust, National Association, a national banking association, as Delaware trustee (the “Delaware Trustee”). Except as otherwise indicated, capitalized terms used and not defined in this opinion have the same meaning as in the Trust Agreement.

In rendering the opinions expressed below we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents:

1.           the Registration Statement;

2.           the Trust Agreement;

3.           the Authorized Participant Agreement among [●], a corporation organized under the laws of [●] (“[●]”), the Trust and the Sponsor, dated as of [●], 2013;

4.           the Investment Advisory Agreement, dated as of [●], 2013, between Artivest Advisors LLC, a Delaware limited liability company (the “Advisor”) and the Trustee; and

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5.           the other documents delivered to the Sponsor and each Authorized Participant in connection with the initial issue of the Shares.

The documents listed in (1) through (5) above are referred to herein individually as a “Document” and collectively as the “Documents.”

As to the facts upon which this opinion is based, we have relied upon the representations, warranties and covenants and other agreements of the various parties contained in the Documents, as well as the representations received from the Sponsor concerning this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In rendering the opinions expressed herein, we have assumed the due authorization, execution and delivery of each of the Documents by each of the parties thereto. We have further assumed that each of the Documents constitutes the legal, valid and binding obligation of each party thereto, and that each party to each Document has performed its obligations under each such Document and has complied with all requirements of law applicable to it in connection with each such Document.

In rendering the opinions expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and other instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein. We also have reviewed the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”); final, temporary and proposed Treasury Regulations promulgated thereunder; published revenue rulings and other administrative guidance of the Internal Revenue Service; and relevant case law, all as in effect as of the date hereof; and such other materials as we considered relevant. All of the foregoing are subject to change or differing interpretation and any such change or interpretation could apply retroactively and could affect the continued validity of the opinions set forth below.

On the basis of the foregoing and in reliance thereon and on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, and subject to the limitations, assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1.           The statements in the Registration Statement under the heading “U.S. Federal Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

2.           Although the matter is not free from doubt due to the lack of Internal Revenue Service guidance and direct legal authority such as a court case, the Trust will not be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.  Therefore, the Internal Revenue Service is unlikely to succeed in a challenge of the Trust's position not to be treated as either an association taxable as a corporation or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

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The foregoing opinions are not binding on the Internal Revenue Service and no ruling with respect to any of the issues raised by such opinions has been requested from the Internal Revenue Service. No assurance can be given that these opinions will not be challenged by the Internal Revenue Service or sustained by a court.

The opinions set forth herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter, including the application of the United States securities laws. In particular, no view is expressed as to the liability of the Trust for any tax imposed by any jurisdiction other than the United States federal government, including, without limitation, any tax imposed by any state, the District of Columbia or any other taxing jurisdiction within the United States. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. We express no opinion as to the laws of any jurisdiction other than the United States. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,